Exhibit 3.2

INNOVEGA INC.

AMENDMENT TO 2019 CONVERTIBLE PROMISSORY NOTES

This Amendment to 2019 Convertible Promissory Notes (this “Amendment”) is dated as of [_____] and is by and among Innovega Inc., a Delaware corporation (“Company”), and the investors (“Investors”) listed on the signature pages hereto, which represent a Majority in Interest (as defined in the Notes).

WHEREAS, Company has sold and issued Convertible Promissory Notes (the “Notes”) to the Investors prior to the date hereof pursuant to a Note Purchase Agreement by and among Company and the investors set forth on Schedule I thereto, dated as of January 22, 2019, as amended (the “Purchase Agreement”).

WHEREAS, Company and Investors desire to amend the Notes set forth on Exhibit A, which represent an aggregate principal amount of $2,480,592.45 as set forth herein.

NOW, THEREFORE, the parties hereto agree as follows:

1. Amendment to Maturity Date. The definition of “Maturity Date” in the first paragraph of all Notes is hereby amended and restated to be the date that is the later of (i) the second anniversary of the date of each such Note and (ii) June 30, 2021.

2. Amendment to Section 4(a). The current Section 4(a) of all Notes is hereby deleted and replaced in its entirety with:

“4. Conversion.

(a) Automatic Conversion prior to Maturity Date. In the event the Company consummates, prior to the Maturity Date, an equity financing pursuant to which it issues and sells shares of preferred stock of the Company (the “New Preferred Stock”) with an aggregate sale price of not less than $750,000 (excluding the aggregate amount of the Notes that are converted into shares of the New Preferred Stock), and with the principal purpose of raising capital (a “Qualified Equity Financing”), then the outstanding principal amount of and all accrued interest on this Note shall automatically convert into fully paid and nonassessable shares of New Preferred Stock (rounded down to the nearest whole share) at the Conversion Price. The “Conversion Price” shall mean the price per share equal to the lesser of (i) eighty percent (80%) of the price per share paid by purchasers of the New Preferred Stock sold in the Qualified Equity Financing not upon the conversion of the Notes or other convertible securities and (ii) the price per share obtained by dividing (A) $32,000,000 by (B) the number of fully diluted shares of common stock of the Company immediately prior to the closing of the Qualified Equity Financing (assuming conversion of all securities convertible into common stock and exercise of all outstanding options and warrants to purchase common stock and including all options reserved for issuance but not yet granted, but excluding the conversion of debt securities (including but not limited to this Note) in connection with such Qualified Equity Financing event (the “Fully Diluted Shares”). The shares of New Preferred Stock issued pursuant to this Section 4(a) shall have, in all respects, identical rights, privileges, preferences and restrictions as the shares of the other series of New Preferred Stock issued in such Qualified Equity Financing, other than with respect to: (i) the per share liquidation preference and the conversion price for purposes of price-based anti-dilution protection, which will equal the Conversion Price; and (ii) the basis for any dividend rights, which will be based on the Conversion Price.”

2. Miscellaneous. This Amendment, the Purchase Agreement and the Notes, as modified hereby, constitute the entire understanding and agreement between the parties hereto with regard to the subjects hereof and thereof, and supersede any prior or contemporaneous written or oral agreements or understandings. This Amendment shall be governed by and construed under the laws of the State of Washington, excluding that body of law relating to conflict of laws. This Amendment may be executed in any number of counterparts, all of which together shall constitute one instrument.

(Signature Pages Follow)

The parties hereto have executed this Amendment as of the date first set forth above.

COMPANY:

INNOVEGA INC.
a Delaware corporation

By:
Name:
Title:

The parties hereto have entered into this Amendment as of the date and year first written above.

INVESTOR:

[INVESTOR]

By:

Signature

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Principal Amount of Note